As filed with the Securities and Exchange Commission on December 21, 2004

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _________________________________
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 _________________________________
PG&E Corporation
 (Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)

One Market Street, Spear Tower, Suite 2400
San Francisco, CA 94105
(415) 267-7000
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_____________________________
Bruce R. Worthington
One Market Street, Spear Tower, Suite 2400
San Francisco, CA 94105
(415) 267-7000
 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
 _____________________________
Copies To:
 Leslie P. Jay, Esq.
Orrick, Herrington & Sutcliffe llp
The Orrick Building
405 Howard Street
San Francisco, California  94105-2669
(415) 773-5700
 _____________________________

		94-3234914 (I.R.S. Employer Identification Number)

        Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [] _____________
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []  ______________
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []

_____________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock, no par value	$1,000,000,000	$117,700
(1) This amount was calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended..
__________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 21, 2004

PROSPECTUS

$1,000,000,000

[LOGO] PG&E Corporation

Common Stock

__________________

This prospectus includes a general description of the common stock we may issue from time to time.  We will provide specific terms for any offering of common stock in one or more supplements to this prospectus.  This prospectus may not be used to sell our common stock unless it is accompanied by a prospectus supplement.  You should read this prospectus and any supplement to this prospectus carefully before you invest.

The aggregate initial offering price of the common stock sold under this prospectus will not exceed $1,000,000,000.

Our common stock is listed on the New York Stock Exchange and Pacific Exchange under the symbol “PCG.”

Investing in our common stock involves certain risks.  See “Risk Factors” beginning on page 4.

__________________

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________________

The date of this prospectus is December __, 2004.

TABLE OF CONTENTS

                                                                                                                                                                                                                  Page

About This Prospectus                                                                                                                                                                             ii
Special Note Regarding Forward-Looking Statements                                                                                                                         1
PG&E Corporation                                                                                                                                                                                      4
Risk Factors.                                                                                                                                                                                                4
Use of Proceeds                                                                                                                                                                                         10
Plan of Distribution                                                                                                                                                                                    11
Legal Matters                                                                                                                                                                                              12
Experts                                                                                                                                                                                                          13
Where You Can Find More Information                                                                                                                                                 13

ABOUT THIS PROSPECTUS

                This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process.  Using this process, we may offer from time to time shares of common stock with an aggregate value of up to $1.0 billion.  Each time we offer common stock, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” on page 14.

                This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus.  You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized any other person to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, that the information contained in any prospectus supplement is accurate only as of the date of the applicable prospectus supplement and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of its delivery.  Our business, financial condition, results of operations and prospects may have changed since those dates.  We are not making or soliciting an offer of any securities other than the common stock described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.

                The information incorporated by reference into this prospectus is available without charge upon written or oral request to The Office of the Corporate Secretary, PG&E Corporation, One Market Street, Spear Tower, Suite 2400, San Francisco, California 94105, telephone number (415) 267‑7070.

                When used in this prospectus and unless otherwise specified, the term:

  “Utility” refers to our subsidiary Pacific Gas and Electric Company; and
  “we,” “our” and “us” refer to PG&E Corporation and its consolidated subsidiaries.

FORWARD‑LOOKING STATEMENTS

               This prospectus and the documents incorporated herein by reference contain various forward‑looking statements.  These forward‑looking statements can be identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “will,” “should,” “would,” “could,” “goal,” “potential” and similar expressions.  We have based these forward‑looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements were made.  These forward‑looking statements are subject to various risks and uncertainties that may be outside our control, and our actual results could differ materially from our projected results.  These risks and uncertainties include, among other things:

Whether the Implementation of the Utility’s Plan of Reorganization Is Disrupted

  The timing and resolution of the petitions for review that were filed in the California Court of Appeal for the first Appellate District, or the California Court of Appeal, seeking review of the December 18, 2003 decision of the California Public Utilities Commission, or the CPUC, approving the settlement agreement the CPUC entered into with the Utility and us on December 19, 2003, or the settlement agreement, and the CPUC’s March 16, 2004 denial of applications for rehearing of the December 18, 2003 decision; and
  the timing and resolution of the pending appeals of the confirmation by the U.S. Bankruptcy Court for the Northern District of California, or the bankruptcy court, of the Utility’s plan of reorganization that incorporates the settlement agreement, or the Utility’s plan of reorganization.

Operating Environment

  Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;
  the level and volatility of wholesale electricity and natural gas prices and supplies, the Utility’s ability to manage and respond to the levels and volatility successfully and the extent to which the Utility is able to timely recover increased costs related to such volatility;
  weather, storms, earthquakes, fires, floods, other natural disasters, explosions, accidents, mechanical breakdowns and other events or hazards that affect demand, result in power outages, reduce generating output, or cause damage to the Utility’s assets or operations or those of third parties on which the Utility relies;
  unanticipated population growth or decline, changes in market demand and demographic patterns, and general economic and financial market conditions, including unanticipated changes in interest or inflation rates, and the extent to which the Utility is able to timely recover its costs in the face of such events;
  the operation of the Utility’s Diablo Canyon nuclear power plant, or Diablo Canyon, which exposes the Utility to potentially significant environmental costs and capital expenditure outlays and, to the extent the Utility is unable to increase its spent fuel storage capacity by 2007 or find an alternative depository, the risk that the Utility may be required to close Diablo Canyon and purchase electricity from more expensive sources;
  actions of credit rating agencies;
  significant changes in the Utility’s relationship with its employees, the availability of qualified personnel and the potential adverse effects if labor disputes were to occur; and
  acts of terrorism.

Legislative and Regulatory Environment and Pending Litigation

  The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;
  whether the conditions to securitizing the $2.2 billion after‑tax regulatory asset established under the settlement agreement are met and, if so, the timing and amount of the securitization;
  the extent to which the Utility is able to recover its costs incurred in meeting its obligation to supply electricity to customers, whether costs are incurred to meet or manage the Utility's residual net open position (i.e., that portion of the Utility's electricity customers' demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources’, or DWR , electricity contracts allocated to the Utility's customers) or to ensure adequate resources as required by the CPUC;
  whether the assumptions and forecasts underlying the Utility’s long-term electricity resource plan prove to be accurate, and the terms and conditions of the long-term resource commitments the Utility enters into in connection with its long-term resource plan;
  prevailing governmental policies and legislative or regulatory actions generally, including those of the California legislature, the U.S. Congress, the CPUC, the Federal Energy Regulatory Commission, or the FERC, and the Nuclear Regulatory Commission, or the NRC, with regard to the Utility’s allowed rates of return, industry and rate structure, recovery of investments and costs, acquisitions and disposal of assets and facilities, treatment of affiliate contracts and relationships, and operation and construction of facilities;
  the extent to which the CPUC or the FERC delays or denies recovery of the Utility’s costs, including electricity purchase costs, from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons resulting in write-offs of regulatory balancing accounts;
  how the CPUC administers the capital structure, stand‑alone dividend and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor‑owned electric utilities;
  the terms under which the CPUC authorizes the Utility to issue debt and equity in the future, and in particular the extent to which the conditions adopted by the CPUC, such as those contained in the CPUC’s general financing authorization decision issued on October 28, 2004 (under which the Utility is authorized to issue debt and preferred stock in the future within certain amounts and for specific purposes) limit the Utility’s ability to issue debt in the future;
  whether the Utility is in compliance with all applicable rules, tariffs and orders relating to electricity and natural gas utility operations, and the extent to which a finding of non‑compliance could result in customer refunds, penalties or other non‑recoverable expenses;
  whether the Utility is required to incur material costs or capital expenditures or curtail or cease operations at affected facilities to comply with existing and future environmental laws, regulations and policies; and
  the outcome of pending litigation.

Competition

  Increased competition as a result of the takeover by condemnation of the Utility’s distribution assets, duplication of the Utility’s distribution assets or service by local public utilities, and other forms of competition that may result in stranded investment capital, decreased customer growth, loss of customer load and additional barriers to cost recovery; and
  the extent to which the Utility’s distribution customers switch between purchasing electricity from the Utility and from alternate energy service providers as direct access customers, the extent to which cities, counties and others in the Utility’s service territory begin directly serving the Utility’s customers, and the extent to which the Utility's customers become self-generators, results in stranded generating asset costs and non-recoverable procurement costs.

                For additional factors that could affect the validity of our forward‑looking statements, you should read the section of this prospectus titled “Risk Factors.”

                You should read this prospectus, the applicable prospectus supplement, the documents that we incorporate by reference into this prospectus, the documents that we have filed as exhibits to the registration statement of which this prospectus is a part and the documents that we refer to under the section of this prospectus titled “Where You Can Find More Information” completely and with the understanding that our actual future results could be materially different from what we currently expect.  We qualify all our forward‑looking statements by these cautionary statements.  These forward‑looking statements speak only as of the date of this prospectus, the date of the applicable prospectus supplement or the date of the document incorporated by reference, as applicable.  Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward‑looking statement, whether as a result of new information, future events or otherwise.

PG&E CORPORATION

                We are an energy based holding company headquartered in San Francisco, California that conducts its business principally through the Utility, a public utility operating in northern and central California.  The Utility engages primarily in the businesses of electricity and natural gas distribution, electricity generation, electricity transmission, and natural gas transportation and storage.

                Our executive offices are located at One Market Street, Spear Tower, Suite 2400, San Francisco, California 94105, and our telephone number is (415) 267-7000.

RISK FACTORS

                You should carefully consider the risks described below, as well as the other information contained or incorporated by reference in this prospectus, before you decide whether to buy our common stock.  The risks and uncertainties described below are not the only ones we may face.  The following risks, together with additional risks and uncertainties not currently known to us or that we may currently deem immaterial, could impair our financial condition and results of operations and may cause the market price of our common stock to decline.

Risks Related to PG&E Corporation

               We could be required to contribute capital to the Utility or be denied distributions from the Utility to the extent required by the CPUC’s determination of the Utility’s financial condition.
                In approving our formation as the holding company of the Utility, the CPUC imposed certain conditions, including an obligation by our Board of Directors to give “first priority” to the capital requirements of the Utility, as determined to be necessary and prudent to meet the Utility’s obligation to serve and to operate in a prudent and efficient manner.  The CPUC later issued decisions in which it adopted an expansive interpretation of our obligations under this condition, including the requirement that each of the holding companies “infuse the utility with all types of capital necessary for the utility to fulfill its obligation to serve.”  We and the holding companies of the other major California investor‑owned electric utilities appealed these decisions.  On May 21, 2004, the California Court of Appeal issued an opinion finding that the CPUC has limited jurisdiction over the holding companies to enforce the conditions imposed by the CPUC on their formations, but that the CPUC’s decision interpreting the capital requirements condition was not ripe for review.  On September 1, 2004, the California Supreme Court denied our petition seeking review of the California Court of Appeal’s finding that the CPUC had limited jurisdiction.

                Pursuant to the terms of the settlement agreement, the CPUC agreed that, once the CPUC approval of the settlement agreement is no longer subject to appeal, it will release all claims against us and the Utility related to past holding company actions during the California energy crisis.  Nevertheless, as now interpreted by the CPUC, whenever the Utility’s financial health is impaired in the future, we could be required to infuse the Utility with all types of capital necessary to fulfill its obligation to serve or to operate in a prudent and efficient manner.  These obligations, if ultimately upheld by the courts, could materially restrict our ability to meet our other obligations.

                Adverse resolution of pending litigation could have a material adverse effect on our financial condition and results of operation.

                 We are involved in lawsuits filed by the California Attorney General and the City and County of San Francisco, or CCSF, against us alleging unfair or fraudulent business acts or practices based on alleged violations of conditions established in the CPUC’s holding company decisions caused by our alleged failure to provide adequate financial support to the Utility during the California energy crisis.  These lawsuits have been consolidated and are pending in the San Francisco Superior Court, or Superior Court.  The Attorney General and CCSF seek significant damages, penalties or equitable relief.  On October 8, 2003, the U.S. District Court for the Northern District of California, or the District Court, held that the claims for damages were property of the Utility’s bankruptcy estate, thus removing the damages claims from the lawsuits.  The Attorney General and CCSF have appealed that decision to the U.S. Court of Appeals for the Ninth Circuit, or the Ninth Circuit, where it is currently pending.  We filed motions to dismiss the appeals on the ground that the Ninth Circuit lacked jurisdiction to hear them under certain provisions of the U.S. Bankruptcy Code.  The Ninth Circuit denied our motions in March 2004 and consolidated the two appeals.  Oral argument on the appeal is scheduled for February 15, 2005.

                The Superior Court held a hearing on December 8, 2004 to hear argument on the issue of how to determine the standard to be applied in calculating the number of violations that plaintiffs allege have been committed for purposes of determining the amount of potential civil penalties at issue.  The Superior Court expects to issue a tentative ruling by the end of the year, with parties’ comments on the ruling scheduled to be discussed at a case management conference to be held on February 25, 2005.

                We believe that the plaintiffs’ allegations are without merit.  However, there can be no assurance that we will prevail in these lawsuits.

Risks Related to the Utility

                If either or both of the CPUC’s approval of the settlement agreement and the bankruptcy court’s confirmation of the Utility’s plan of reorganization are overturned or modified on appeal, our and the Utility’s financial condition and results of operations could be materially adversely affected.

                 On December 18, 2003, the CPUC approved the settlement agreement and, on December 22, 2003, the bankruptcy court confirmed the Utility’s plan of reorganization, which fully incorporates the settlement agreement as a material and integral part of the plan.  On March 16, 2004, the CPUC denied applications that had been filed by several parties seeking rehearing of the CPUC’s decision approving the settlement agreement.  On April 15, 2004, two of these parties, CCSF and Aglet Consumer Alliance, or Aglet, filed petitions for review of the CPUC’s decisions with the California Court of Appeal.  On July 16, 2004, three California state senators filed a request for permission to file a brief in support of CCSF’s and Aglet’s petitions.  On August 5, 2004, the California Court of Appeal granted the senators’ application and accepted their brief.  The California Court of Appeal has not yet acted on the petitions.

                In addition, appeals of the bankruptcy court’s order confirming the Utility’s plan of reorganization were filed in the District Court by the dissenting commissioners and a municipality.  On July 15, 2004, the District Court dismissed the appeals filed by the dissenting commissioners.  The dissenting commissioners have filed a notice of appeal of the District Court’s order with the Ninth Circuit.  The municipality’s appeal remains pending at the District Court.

                If the bankruptcy court’s confirmation of the Utility’s plan of reorganization or the settlement agreement is overturned or modified on appeal, our and the Utility’s financial condition and results of operations, and the Utility’s ability to pay dividends or otherwise make distributions to us, could be materially adversely affected.

                Our and the Utility’s financial viability depends upon the Utility’s ability to recover its costs in a timely manner from the Utility’s customers through regulated rates and otherwise execute its business strategy.

                 The Utility is a regulated entity subject to CPUC jurisdiction in almost all aspects of its business, including the rates, terms and conditions of its services, procurement of electricity and natural gas for its customers, issuance of securities, dispositions of utility assets and facilities and aspects of the siting and operation of its electricity and natural gas distribution systems.  Executing the Utility’s business strategy depends on periodic CPUC approvals of these and related matters.  The Utility’s ongoing financial viability depends on its ability to recover from its customers in a timely manner the Utility’s costs, including the costs of electricity and natural gas purchased by it for its customers, in the Utility’s CPUC‑approved rates and its ability to pass through to its customers in rates the Utility’s FERC‑authorized revenue requirements.  The Utility’s financial viability also depends on its ability to recover in rates an adequate return on its capital structure, including long‑term debt and equity.  During the California energy crisis, the high price the Utility had to pay for electricity on the wholesale market, coupled with its inability to fully recover its costs in retail rates, caused the Utility’s costs to significantly exceed its revenues and ultimately caused the Utility to file a petition under Chapter 11.  Even though the settlement agreement and current regulatory mechanisms contemplate that the CPUC will give the Utility the opportunity to recover its reasonable and prudent future costs in its rates, there can be no assurance that the CPUC will find that all of the Utility’s costs are reasonable and prudent or will not otherwise take or fail to take actions to the Utility’s detriment.  In addition, there can be no assurance that the bankruptcy court or other courts will implement and enforce the terms of the settlement agreement and the Utility’s plan of reorganization in a manner that would produce the economic results that we and the Utility intend or anticipate.  Further, there can be no assurance that FERC‑authorized tariffs will be adequate to cover the related costs.  If the Utility is unable to recover any material amount of its costs through its rates in a timely manner, our and the Utility’s financial condition and results of operations would be materially adversely affected.

                The Utility may be unable to purchase electricity in the wholesale market or to increase its generating capacity in a manner that the CPUC will find reasonable or in amounts sufficient to satisfy the Utility’s residual net open position.
                The Utility’s residual net open position is expected to grow over time for a number of reasons, including:

  periodic expirations of the Utility’s existing electricity purchase contracts;
  periodic expirations or other terminations of the DWR contracts allocated to the Utility’s customers;
  increases in the Utility’s customers’ electricity demands due to customer and economic growth or other factors; and
  retirement or closure of the Utility’s electricity generation facilities.

In addition, unexpected outages at the Utility’s Diablo Canyon power plant or any of its other significant generation facilities, or a failure to perform by any of the counterparties to the Utility’s electricity purchase contracts or the DWR contracts allocated to the Utility’s customers, would immediately increase the Utility’s residual net open position.

                On October 28, 2004, the CPUC voted to accelerate the electricity planning reserve requirement it established in January 2004.  Under the accelerated schedule, California investor-owned electric utilities are required to achieve an electricity planning reserve margin of 15% to 17% in excess of peak capacity electricity requirements by June 1, 2006.  The previous deadline was January 1, 2008.  This accelerated phase-in will increase the amount of the electricity resource commitments that the Utility would be required to make.

                As existing electricity purchase contracts expire, sources of electricity otherwise become unavailable or demand increases, the Utility will purchase electricity in the wholesale market.  These purchases will be made under contracts priced at the time of execution or, if made in the spot market, at the then‑current market price of wholesale electricity.  There can be no assurance that sufficient replacement electricity will be available at prices and on terms that the CPUC will find reasonable, or at all.  The Utility’s financial condition and results of operations would be materially adversely affected if it is unable to purchase electricity in the wholesale market at prices or on terms the CPUC finds reasonable or in quantities sufficient to satisfy the Utility’s residual net open position.

                In order to meet electricity resource adequacy requirements, the Utility may develop or acquire new generation facilities.  The development or acquisition of additional generation facilities will require the Utility to incur significant additional capital expenditures or other costs and may require the Utility to issue additional debt, which it may not be able to issue on reasonable terms, or at all.  In addition, if the Utility is not able to recover a material part of the cost of developing or acquiring additional generation facilities in the Utility’s rates in a timely manner, our and the Utility’s financial condition and results of operations would be materially adversely affected.

                The Utility’s financial condition and results of operations could be materially adversely affected if it is unable to successfully manage the risks inherent in operating the Utility’s facilities.
                The Utility owns and operates extensive electricity and natural gas facilities that are interconnected to the U.S. western electricity grid and numerous interstate and continental natural gas pipelines.  The operation of the Utility’s facilities and the facilities of third parties on which it relies involves numerous risks, including:

  operating limitations that may be imposed by environmental or other regulatory requirements;
  imposition of operational performance standards by agencies with regulatory oversight of the Utility’s facilities;
  environmental and personal injury liabilities;
  fuel interruptions;
  blackouts;
  labor disputes;
  weather, storms, earthquakes, fires, floods or other natural disasters; and
  explosions, accidents, mechanical breakdowns and other events or hazards that affect demand, result in power outages, reduce generating output or cause damage to the Utility’s assets or operations or those of third parties on which it relies.

                The occurrence of any of these events could result in lower revenues or increased expenses, or both, that may not be fully recovered through insurance, rates or other means in a timely manner or at all.

                Electricity and natural gas markets are highly volatile and insufficient regulatory responsiveness to that volatility could cause events similar to those that led to the filing of the Utility’s Chapter 11 petition to occur.
                In the recent past, the commodity markets for electricity and natural gas have been highly volatile and subject to substantial price fluctuations.  A variety of factors may contribute to commodity market volatility, including:

  weather;
  supply and demand;
  the availability of competitively priced alternative energy sources;
  the level of production of natural gas;
  the price of other fuels that are used to produce electricity, including crude oil and coal;
  the transparency, efficiency, integrity and liquidity of regional energy markets affecting California;
  electricity transmission or natural gas transportation capacity constraints;
  federal, state and local energy and environmental regulation and legislation; and
  natural disasters, war, terrorism and other catastrophic events.

These factors are largely outside the Utility’s control.  If wholesale electricity or natural gas prices increase significantly, public pressure or other regulatory or governmental influences or other factors could constrain the willingness or ability of the CPUC to authorize timely recovery of the Utility’s costs.  Moreover, the volatility of commodity markets could cause the Utility to apply more frequently to the CPUC for authority to timely recover its costs in rates.  If the Utility is unable to recover any material amount of its costs in its rates in a timely manner, our and the Utility’s financial condition and results of operations would be materially adversely affected.

                The Utility’s operations are subject to extensive environmental laws, and changes in, or liabilities under, these laws could adversely affect its financial condition and results of operations.
                The Utility’s operations are subject to extensive federal, state and local environmental laws.  Complying with these environmental laws has in the past required significant expenditures for environmental compliance, monitoring and pollution control equipment, as well as for related fees and permits.  Moreover, compliance in the future may require significant expenditures relating to electric and magnetic fields.  The Utility also is subject to significant liabilities related to the investigation and remediation of environmental contamination at the Utility’s current and former facilities, as well as at third‑party owned sites.  Due to the potential for imposition of stricter standards and greater regulation in the future and the possibility that other potentially responsible parties may not be financially able to contribute to cleanup costs, conditions may change or additional contamination may be discovered, the Utility’s environmental compliance and remediation costs could increase, and the timing of its capital expenditures in the future may accelerate.  If the Utility is unable to recover the costs of complying with environmental laws in its rates in a timely manner, the Utility’s financial condition and results of operations could be materially adversely affected.  In addition, in the event the Utility must pay materially more than the amount that it currently has reserved on its balance sheet to satisfy its environmental remediation obligations and the Utility is unable to recover these costs from insurance or through rates in a timely manner, our and the Utility’s financial condition and results of operations would be materially adversely affected.

                The Utility faces the risk of unrecoverable costs if its customers obtain distribution and transportation services from other providers as a result of municipalization or other forms of competition.
                The Utility’s customers could bypass its distribution and transportation system by obtaining service from other sources.  Forms of bypass of the Utility’s electricity distribution system include the construction of duplicate distribution facilities to serve specific existing or new customers, the municipalization of the Utility’s distribution facilities by local governments or districts, self‑generation by the Utility’s customers and other forms of bypass or competition.  Bypass of the Utility’s system may result in stranded investment capital, loss of customer growth or additional barriers to cost recovery.  The Utility’s natural gas transportation facilities also are at risk of being bypassed by interstate pipeline companies that construct facilities in the Utility’s markets or by customers who build pipeline connections that bypass the Utility’s natural gas transportation and distribution system.  As customers and local public officials explore their energy options in light of the recent California energy crisis, these bypass risks may be increasing and may increase further if the Utility’s rates exceed the cost of other available alternatives.  In addition, technological changes could result in the development of economically attractive alternatives to purchasing electricity through the Utility’s distribution facilities.  Neither we nor the Utility can currently predict the impact of these actions and developments on the Utility’s business, although one possible outcome is a decline in the demand for the services that the Utility provides, which would result in a corresponding decline in the Utility’s revenues and our consolidated revenues.

                If the number of the Utility’s customers declines due to bypass, technological changes or other forms of competition, and the Utility’s rates are not adjusted in a timely manner to allow it to fully recover its investment in electricity and natural gas facilities and electricity procurement costs, our and the Utility’s financial condition and results of operations could be materially adversely affected.

                The Utility faces the risk of unrecoverable costs resulting from changes in the number of customers in its service territory for whom the Utility purchases electricity.
                As part of California’s electricity industry restructuring, the Utility’s customers were given the choice of either continuing to receive electricity procurement, transmission and distribution services, or bundled service, from the Utility or purchasing electricity from alternate energy service providers and to thus become direct access customers.  The CPUC suspended the right of end‑user customers to become direct access customers on September 20, 2001, although customers that were then direct access customers have been allowed to remain on direct access.  During the 2003-2004 legislative session, the California legislature considered bills, including California Assembly Bill 428, or AB 428, which would have required the CPUC to establish rules for reintroduction of direct access through a phased implementation and to establish a model for direct access transactions.  AB 428 would also have required the CPUC, for the period January 1, 2006 through January 1, 2009, to permit new direct access transactions in an amount equivalent to the combined amount of Statewide utility load growth and reduction in the electricity supply contract obligations of the DWR.  While AB 428 was not approved by the legislature, there can be no assurance that a similar bill will not be introduced and approved in future legislative sessions.

                Separately, the CPUC has instituted a rulemaking implementing California’s Assembly Bill 117, which permits California cities and counties to purchase and sell electricity for their residents once they have registered as community choice aggregators.  The Utility would continue to provide distribution, metering and billing services to the community choice aggregators’ customers.  Once registration has occurred, and the applicable community choice aggregator has received CPUC approval for its implementation plan, the community choice aggregator would purchase electricity for all of its residents who do not affirmatively elect to continue to receive electricity from the Utility.  The Utility would continue to be the electricity provider of last resort for all customers.  If the Utility loses a material number of customers as a result of cities and counties electing to become community choice aggregators or the CPUC once again allowing customers to migrate to direct access, the Utility’s electricity purchase contracts could obligate it to purchase more electricity than the Utility’s remaining customers require, the excess of which the Utility would have to sell, possibly at a loss.  Further, if the Utility must provide electricity to customers discontinuing direct access or electing to leave a community choice aggregator, the Utility may be required to make unanticipated purchases of additional electricity at higher prices.  If the Utility has excess electricity or it must make unplanned purchases of electricity as a result of changes in the number of community choice aggregators’ customers or direct access customers and the CPUC fails to adjust the Utility’s rates to reflect the impact of these actions, our and the Utility’s financial condition and results of operations could be materially adversely affected.

                The operation and decommissioning of the Utility’s nuclear power plants expose it to potentially significant liabilities and capital expenditures.
                The operation and decommissioning of the Utility’s nuclear power plants expose it to potentially significant liabilities and capital expenditures, including those arising from the storage, handling and disposal of radioactive materials and uncertainties related to the regulatory, technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.  The Utility maintains decommissioning trusts and external insurance coverage to reduce the Utility’s financial exposure to these risks.  However, the costs or damages the Utility may incur in connection with the operation and decommissioning of nuclear power plants could exceed the amount of the Utility’s insurance coverage and other amounts set aside for these potential liabilities.  In addition, as an operator of two operating nuclear reactor units, the Utility may be required under federal law to pay up to $201.2 million of liabilities arising out of each nuclear incident occurring not only at the Utility’s Diablo Canyon power plant but at any other nuclear power plant in the United States.  In January 2004, the Utility filed an application with the CPUC seeking approval of projects to replace turbines and steam generators and other equipment at the two nuclear operating units at the Utility’s Diablo Canyon nuclear power plant and authorization to recover the projected $706 million capital expenditures in rates.  The Utility plans to replace Unit 2’s steam generators in 2008 and to replace Unit 1’s steam generators in 2009.  The CPUC has indicated that it will issue an interim opinion on the cost benefits of the projects in the first quarter of 2005 to support proceeding with the initial investments required to maintain a 2008/2009 implementation schedule, and a final decision, including incorporation of the environmental impact review for the projects, in September 2005.  If the Utility cannot recover any material amount of these excess costs or damages in the Utility’s rates in a timely manner, our and the Utility’s financial condition and results of operations would be materially adversely affected.

                In addition, the NRC has broad authority under federal law to impose licensing and safety‑related requirements upon owners and operators of nuclear power plants.  In the event of non‑compliance, the NRC has the authority to impose fines or to force a shutdown of the nuclear plant, or both, depending upon the NRC’s assessment of the severity of the situation.  Safety requirements promulgated by the NRC have, in the past, necessitated substantial capital expenditures at the Utility’s Diablo Canyon power plant and additional significant capital expenditures could be required in the future.

               If the Utility fails to increase the spent fuel storage capacity at the Utility’s Diablo Canyon power plant by the spring of 2007 and there are no other available spent fuel storage or disposal alternatives, the Utility would be forced to close this plant and would therefore be required to purchase electricity from more expensive sources.
                Under the terms of the NRC operating licenses for the Utility’s Diablo Canyon power plant, there must be sufficient storage capacity for the radioactive spent fuel produced by this plant.  Under current operating procedures, the Utility believes that its Diablo Canyon power plant’s existing spent fuel pools have sufficient capacity to enable it to operate until the spring of 2007.  Although the Utility is taking actions to increase the Diablo Canyon power plant’s spent fuel storage capacity and exploring other alternatives, there can be no assurance that the Utility can obtain the final necessary regulatory approvals to expand spent fuel capacity or that other alternatives will be available or implemented in time to avoid a disruption in production or shutdown of one or both units at this plant.  As the proposed permanent spent fuel depository at Yucca Mountain, Nevada will not be available by 2007, there will not be any available third-party spent fuel storage facilities.  If there is a disruption in production or shutdown of one or both units at this plant, the Utility will need to purchase electricity from more expensive sources.

               Acts of terrorism could materially adversely affect our and the Utility’s financial condition and results of operations.
                The Utility’s facilities, including its operating and retired nuclear facilities and the facilities of third parties on which we rely, could be targets of terrorist activities.  A terrorist attack on these facilities could result in a full or partial disruption of the Utility’s ability to generate, transmit, transport or distribute electricity or natural gas or cause environmental repercussions.  Any operational disruption or environmental repercussions could result in a significant decrease in the Utility’s revenues or significant reconstruction or remediation costs, which could materially adversely affect our and the Utility’s financial condition and results of operations.

                Adverse judgments or settlements in the chromium litigation cases could materially adversely affect our and the Utility’s financial condition and results of operations.

The Utility is a named defendant in 14 civil actions currently pending in California courts relating to alleged chromium contamination.  The chromium litigation complaints allege personal injuries, wrongful death and loss of consortium and seek unspecified compensatory and punitive damages based on claims arising from alleged exposure to chromium contamination in the vicinity of three of the Utility’s natural gas compressor stations.  If the Utility pays a material amount in excess of the amount that it currently has reserved on its balance sheet to satisfy chromium‑related liabilities and costs, our and the Utility’s financial condition and results of operations could be materially adversely affected.

                Changes in, or liabilities under, the Utility’s permits, authorizations or licenses could adversely affect our and the Utility’s financial condition and results of operations.

The Utility’s operations are subject to a number of governmental permits, authorizations and licenses.  These permits, authorizations and licenses may be revoked or modified by the agencies that granted them if facts develop that differ significantly from the facts assumed when they were issued.  In addition, discharge permits and other approvals and licenses are often granted for a term that is less than the expected life of the associated facility.  Licenses and permits may require periodic renewal, which may result in additional requirements being imposed by the granting agency.   In connection with a license renewal, the FERC may impose new license conditions that could, among other things, require increased expenditures or result in reduced electricity output and/or capacity at the facility.  If the Utility is unable to obtain, renew or comply with these governmental permits, authorizations or licenses, or the Utility is unable to recover any increased costs of complying with additional license requirements or any other associated costs in its rates in a timely manner, our and the Utility’s financial condition and results of operations could be materially adversely affected.

USE OF PROCEEDS

                Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the common stock offered by this prospectus:

  to redeem, repurchase, repay or retire outstanding indebtedness; or
  for other general corporate purposes.

                We may invest the net proceeds temporarily until we use them for their stated purposes.

                In addition, as described in this prospectus under the caption “Plan of Distribution—Other Transactions with Third Parties,” we may enter into derivative, forward or other contracts with third parties indexed to or that may be settled in our common stock or certain other transactions with third parties.  If specified in the applicable prospectus supplement, we may use the common stock covered by this prospectus to satisfy our obligations under such transactions.  If we use the common stock in this manner, we will not receive any proceeds from the sale of those shares.

DESCRIPTION OF CAPITAL STOCK

                Unless indicated differently in a prospectus supplement, this section describes the terms of our common stock and preferred stock.  The following description is only a summary and is qualified in its entirety by reference to applicable law, our restated articles of incorporation and our bylaws.  Copies of our restated articles of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Common Stock

                 Our restated articles of incorporation authorize the issuance of 800,000,000 shares of common stock.  We may issue our common stock from time to time upon such terms and for such consideration as may be determined by our board of directors.  Such further issuances, up to the aggregate amount authorized by our restated articles of incorporation, will not require approval by our shareholders.  We may also issue common stock from time to time under dividend reinvestment and employee benefit plans.

                Except as otherwise provided by law, holders of our common stock have voting rights on the basis of one vote per share on each matter submitted to a vote at a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock.  Our shareholders may not cumulate votes in elections of directors.  As a result, the holders of our common stock and (if issued) preferred stock entitled to exercise more than 50% of the voting rights in an election of directors can elect all of the directors to be elected if they choose to do so.  In such event, the holders of the remaining common stock and preferred stock voting for the election of directors will not be able to elect any persons to the board of directors.

                Holders of our common stock, subject to any prior rights or preferences of preferred stock outstanding, have equal rights to receive dividends if and when declared by our board of directors out of funds legally available therefor.

                In the event of our liquidation, dissolution or winding up and after payment of all prior claims, holders of our common stock would be entitled to receive any of our remaining assets, subject to any preferential rights of holders of outstanding shares of preferred stock.

                Holders of our common stock have no preemptive rights to subscribe for additional shares of common stock or any of our other securities, nor do holders of our common stock have any redemption or conversion rights.

                Our common stock is listed on the New York Stock Exchange and Pacific Exchange under the symbol “PCG.”

Preferred Stock

                 Our board of directors is authorized, pursuant to our restated articles of incorporation, to issue up to 85,000,000 shares of preferred stock in one or more series and to fix and determine the number of shares of preferred stock of any series, to determine the designation of any such series, to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.  Currently, there are no shares of our preferred stock outstanding.  If issued, the preferred stock would rank, with respect to dividends and upon our liquidation, dissolution or winding up, senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock.

PLAN OF DISTRIBUTION

         We may sell the common stock described in this prospectus from time to time in one or more transactions:

          (a)   to purchasers directly;
          (b)   to underwriters for public offering and sale by them;
          (c)   through agents;
          (d)   through dealers;
          (e)   through a combination of any of the foregoing methods of sale; or
          (f)   as described below under “—Other Transactions with Third Parties.”

          We may distribute the common stock from time to time in one or more transactions at:

          (a)   a fixed price or prices, which may be changed;
          (b)   market prices prevailing at the time of sale;
          (c)   prices related to such prevailing market prices; or
          (d)   negotiated prices.

Direct Sales

                We may sell the common stock directly to institutional investors or others.  Each prospectus supplement will describe the manner and terms of any sale of common stock.

To Underwriters

                When common stock is to be sold to underwriters, we will execute an underwriting agreement with them at the time of the sale and will name them in the prospectus supplement.  The applicable prospectus supplement will name any underwriter involved in a sale of common stock.  Underwriters acquire the common stock for their own accounts as principal and may offer and sell the common stock at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices.  Underwriters may be deemed to have received compensation from us from sales of common stock in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common stock for whom they may act as agent.

               Underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters as well as from the purchasers for whom they may act as agent.

               Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase shares of common stock will be subject to certain conditions set forth in the underwriting agreement, and the underwriters will be obligated to purchase all such shares of common stock if any are purchased.

Through Dealers

                We may offer and sell common stock to one or more dealers who would purchase the securities as principal. The dealers then may resell the offered common stock to the public at fixed or varying prices to be determined by those dealers at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the prospectus supplement. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents

                We may offer and sell common stock on a continuous basis through agents that become parties to an underwriting or distribution agreement. We will name any agent involved in the offer and sale and describe any commissions payable by us in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable efforts basis during the appointment period.

Delayed Delivery Contracts

                If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase common stock pursuant to contracts providing for payment and delivery on future dates.  Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.

               The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts.  We will set forth in the prospectus supplement relating to the contracts the price to be paid for the common stock, the commissions payable for solicitation of the contracts and the date in the future for delivery of the common stock.

Other Transactions with Third Parties

                We may enter into other transactions with third parties, including derivative, forward or other contracts indexed to or that may be settled in our common stock, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If we so specify in the applicable prospectus supplement, in connection with such transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of derivative, forward or other transactions to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).  Such underwriters may include, among others, Goldman, Sachs & Co.

General Information

                Underwriters, dealers and agents participating in any distribution of the common stock may be deemed to be “underwriters” as defined in the Securities Act of 1933, or Securities Act, and any discounts and commissions they receive and any profit they realize on resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.  Those underwriters, dealers and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, to contribution by us to payments that they may be required to make in respect of those civil liabilities, and to reimbursement by us for certain expenses.

               Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

               Any underwriters that purchase common stock for public offering and sale may make a market in such common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

               The validity of the common stock has been passed on for us by Gary P. Encinas, Chief Counsel, Corporate, for PG&E Corporation.  Mr. Encinas and other members of the PG&E Corporation Law Department who participated in consideration of legal matters related to the common stock, together with members of their respective families, own in the aggregate approximately 80,628 shares of our common stock and options to purchase an additional 692,555 shares.

EXPERTS

               The consolidated financial statements and related consolidated financial statement schedules of PG&E Corporation and subsidiaries incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein (which reports express an unqualified opinion and include explanatory paragraphs relating to (i) PG&E Corporation and Pacific Gas and Electric Company’s adoption of new accounting standards in 2003 to account for asset retirement obligations and financial instruments with characteristics of both liabilities and equity, (ii) PG&E Corporation’s change in 2003 in the method of reporting hedge transactions, (iii) PG&E Corporation’s adoption of new accounting standards in 2002 relating to accounting for goodwill and intangible assets, impairment of long‑lived assets, discontinued operations, gains and losses on debt extinguishment, and certain derivative contracts, (iv) PG&E Corporation’s and Pacific Gas and Electric Company’s adoption of new accounting standards in 2001 related to derivatives and certain interpretations of the Derivatives Implementation Group of the Financial Accounting Standards Board, (v) PG&E Corporation’s adoption of new accounting standards in 2004 related to earnings per share, (vi) the revisions of revenues and expenses of discontinued operations for the years ended December 31, 2002 and 2001, and (vii) the ability of PG&E Corporation and Pacific Gas and Electric Company to continue as going concerns), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

               We and the Utility each file annual, quarterly and current reports, information statements and other information with the SEC under File No. 001-12609 and File No. 001-02348, respectively.  These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any of these SEC filings at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

               We have “incorporated by reference” into this prospectus certain information that we file with the SEC.  This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing this information.  All information incorporated by reference is deemed to be part of this prospectus except to the extent that the information is updated or superseded by the information contained in this prospectus or any information filed with the SEC.  Any information that we subsequently file with the SEC that is incorporated by reference, as described below, will automatically update and supersede any previous information that is part of this prospectus.

               We incorporate by reference the documents listed below and any future filings (other than information furnished, and not filed, pursuant to Items 9 or 12 in any Form 8‑K filing or any other item that permits us to furnish, rather than file, information) we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering:

  our Annual Report on Form 10‑K for the year ended December 31, 2003;
  our Quarterly Report on Form 10‑Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;
  the description of our common stock contained in our Registration Statement on Form 8-B, including any subsequent amendment or report filed for the purpose of updating such information; and
  our Current Reports on Form 8‑K filed on January 22, 2004, February 3, 2004, February 19, 2004, March 2, 2004, March 10, 2004, March 12, 2004, March 16, 2004, March 18, 2004, March 23, 2004, March 26, 2004, March 31, 2004, April 7, 2004, April 12, 2004, April 12, 2004, April 19, 2004, April 27, 2004, May 13, 2004 (as amended by our Current Report on Form 8‑K/A filed on May 14, 2004), May 14, 2004, May 25, 2004, May 28, 2004, June 18, 2004 (including specifically Exhibit 99.1, which supersedes the information contained in Exhibit 13 to our Annual Report on Form 10‑K for the year ended December 31, 2003 and Exhibit 99.1 to our Current Report on Form 8‑K filed on March 2, 2004), July 1, 2004, July 14, 2004, July 16, 2004, September 1, 2004 (Item 8.01 only), September 3, 2004, October 14, 2004, October 22, 2004, November 23, 2004, December 16, 2004 (as amended by our Current Report on Form 8-K/A filed on December 20, 2004), and December 21, 2004.

               You may request a copy of these filings at no cost by writing or contacting us at the following address:

The Office of the Corporate Secretary
PG&E Corporation
One Market Street, Spear Tower
Suite 2400
San Francisco, CA 94105
Telephone: 415‑267‑7070
Facsimile: 415‑267‑7268

[LOGO] PG&E Corporation

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

               The following table sets forth all expenses payable by us in connection with the sale of the securities being registered.  All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee.......................................................................	$117,700
NYSE listing fees...........................................................................	2,500
Accounting fees and expenses ....................................................	18,000
Legal fees and expenses of our counsel....................................	50,000
Printing and engraving.................................................................	5,000
Other................................................................................................	6,800
Total....................................................................................	$200,000

Item 15.  Indemnification of Directors and Officers.

               We are a California corporation.  Section 317 of the California Corporations Code provides for indemnification of a corporation’s directors and officers under certain circumstances.  Our articles of incorporation authorize us to provide indemnification of any person who is or was our director, officer, employee or other agent, or is or was serving at our request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation through our bylaws, resolutions of our board of directors, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.  Our articles of incorporation also eliminate the liability of our directors to the fullest extent permissible by California law.  Our board of directors has adopted a resolution regarding our policy of indemnification and we maintain insurance which insures our directors and officers against certain liabilities.

Item 16.  Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
4.1

Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-12609).

4.2

By-Laws of the Registrant amended as of April 21, 2004 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, File No. 1-12609).

5.1	Opinion of Gary P. Encinas.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Gary P. Encinas (included in Exhibit 5.1).
24.1	Powers of Attorney.
24.2	Resolution of the Board of Directors authorizing the execution of the Registration Statement.
__________________ * To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.

Item 17.  Undertakings.

                The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)       to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)       to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of  an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by a registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)       For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 21, 2004.

                                                                       PG&E CORPORATION

                                                                      By   Robert D. Glynn, Jr.*
                                                                               Robert D. Glynn, Jr.
                                                                              Chairman, Chief Executive Officer
                                                                              and President

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Robert D. Glynn, Jr.*	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	December 21, 2004
Robert D. Glynn, Jr.
Peter A. Darbee*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 21, 2004
Peter A. Darbee
Christopher P. Johns*	Senior Vice President and Controller (Principal Accounting Officer)	December 21, 2004
Christopher P. Johns
David R. Andrews*	Director	December 21, 2004
David R. Andrews
Director
Leslie S. Biller
David A. Coulter*	Director	December 21, 2004
David A. Coulter
C. Lee Cox*	Director	December 21, 2004
C. Lee Cox
David M. Lawrence*	Director	December 21, 2004
David M. Lawrence, M.D.
Mary S. Metz*	Director	December 21, 2004
Mary S. Metz
Barry Lawson Williams*	Director	December 21, 2004
Barry Lawson Williams
*By: /s/ G. P. Encinas
Gary P. Encinas Attorney-in-fact

INDEX TO EXHIBITs

Exhibit Number	Description
1.1	Form of Underwriting Agreement*
4.1

Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, File No. 1-12609).

4.2

By-Laws of the Registrant amended as of April 21, 2004 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, File No. 1-12609).

5.1	Opinion of Gary P. Encinas.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Gary P. Encinas (included in Exhibit 5.1).
24.1	Powers of Attorney.
24.2	Resolution of the Board of Directors authorizing the execution of the Registration Statement.
__________________ * To be filed by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.